Exhibit 99.1

Table VI
Description of Open Loans of Prior Mortgage Programs
(unaudited)
NOT COVERED BY REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Three Year Summary of Loans Originated by Prior Mortgage Programs. During the three-year period ending December 31, 2012, loans were made by prior programs with investment objectives similar to those of the company. The following table provides a summary of the loans originated for the three-year period ending December 31, 2012. The last column of the following chart reflects total outstanding loan balances on all loans for each prior program including those that originated prior to the three-year period ending December 31, 2012.

Name of privately offered mortgage programs	Number of Loans	Estimated Total Amount of Loans Funded 01/01/10 to 12/31/12	Outstanding Loan Balances Originated 01/01/10 to 12/31/12	Total Outstanding Loans as of 12/31/12
RMI IV	2	$550,000	$546,811	$1,017,492
RMI V	1	$150,000	$146,811	$1,108,788
TOTAL	3	$700,000	$693,622	$2,126,280

Name of publicly offered mortgage programs	Number of Loans	Estimated Total Amount of Loans Made 01/01/10 to 12/31/12	Outstanding Loan Balances Originated 01/01/10 to 12/31/12	Total Outstanding Loans as of 12/31/12
RMI VI	1	$400,000	$391,499	$3,653,329
RMI VII	2	$800,000	$791,499	$3,257,034
RMI VIII	5	$15,079,571	$11,359,711	$60,870,046
RMI IX	61	$20,865,436	$11,529,353	$11,891,017
TOTAL	69	$37,145,007	$24,072,062	$79,691,426

A further breakdown of these loans according to the type of deed of trust, the California County location of the property securing the loans, and the type of property securing the loan is provided below:

For Prior Privately Offered Mortgage Programs:

	RMI IV	RMI V
Loans
First Trust Deeds	$550,000	$150,000
Second Trust Deeds	—	—
Third Trust Deeds	—	—
Total	$550,000	$150,000
Location of Loans
Alameda	$150,000	$150,000
Santa Cruz	400,000	—
Total	$550,000	$150,000
Type of Property
Single Family (1-4 units)	$400,000	$—
Multi Family	150,000	150,000
Commercial	—	—
Land	—	—
Total	$550,000	$150,000

A further breakdown of these loans according to the type of deed of trust, the location of the property securing the loans, and the type of property securing the loan is provided below:

For Prior Publicly Offered Mortgage Programs:

	RMI VI	RMI VII	RMI VIII	RMI IX
Loans
First Trust Deeds	$400,000	$800,000	$15,079,571	$16,521,898
Second Trust Deeds	—	—	—	4,343,538
Third Trust Deeds	—	—	—	—
Total	$400,000	$800,000	$15,079,571	$20,865,436
Location of Loans
Alameda	$400,000	$400,000	$4,427,137	$2,145,000
Butte	—	—	152,434	—
Contra Costa	—	—	—	1,264,750
El Dorado	—	—	—	340,000
Los Angeles	—	—	—	6,494,590
Marin	—	—	—	500,000
Monterey	—	—	—	185,000
Orange	—	—	—	200,000
Placer	—	—	—	120,000
Sacramento	—	—	—	100,000
San Diego	—	—	—	702,137
San Francisco	—	—	10,500,000	3,379,301
San Mateo	—	—	—	1,427,158
Santa Clara	—	—	—	2,632,500
Santa Cruz	—	400,000	—	1,200,000
Sonoma	—	—	—	175,000
Total	$400,000	$800,000	$15,079,571	$20,865,436
Type of Property
Single Family (1-4 units)	$—	$400,000	$14,927,137	$20,195,436
Multi Family	400,000	400,000	152,434	400,000
Commercial	—	—	—	270,000
Land	—	—	—	—
Total	$400,000	$800,000	$15,079,571	$20,865,436